Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                      MONTHLY REPORT - JANUARY 2003
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (723,575.989 units) at December 31, 2002       $1,617,949,192
Additions of 40,339.423 units on January 31, 2003                  97,178,684
Redemptions of (3,716.149) units on January 31, 2003               (8,952,313)
Offering Costs                                                       (889,540)
Net Income (Loss) - January 2003                                  126,053,203
                                                               --------------

Net Asset Value (760,199.263 units) at January 31, 2003        $1,831,339,226
                                                               ==============

Net Asset Value per Unit at January 31, 2003                   $     2,409.03
                                                               ==============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                   $   22,469,967
    Change in unrealized                                           59,206,210

  Gains (losses) on forward and swap contracts:
    Realized                                                        6,130,950
    Change in unrealized                                           62,371,811
  Interest income                                                   1,725,657
                                                               --------------

                                                                  151,904,595
                                                               --------------

Expenses:
  Brokerage fee                                                    10,632,687
  Performance fee                                                  15,001,177
  Operating expenses                                                  217,528
                                                               --------------

                                                                   25,851,392
                                                               --------------

Net Income (Loss) - January 2003                               $  126,053,203
                                                               ==============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on January 31, 2003                     $   2,409.03

Net Asset Value per Unit on December 31, 2002                    $   2,236.05

Unit Value Monthly Gain (Loss) %                                        7.74 %

Fund 2003 calendar YTD Gain (Loss) %                                    7.74 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit




Dear Investor,

Good Performance, But Precarious Times.

The long-term trends that created so much opportunity in 2002 continued in January 2003, and profits were earned in every market sector other than stock indices.

However, we are now in an environment where a single event (the prospect of war in Iraq) is driving our entire portfolio. This is dangerous because of the temporary absence of true diversification, and while our systematic and disciplined trading strategies continue to keep us engaged, markets are likely to be highly volatile in these extraordinary times.

While our current positions may continue to be profitable, potentially sharp and extended reversals in core positions could result in significant losses. Since the benefits of diversification are currently so limited, the only other way to manage this risk is to reduce leverage.

Consequently, in the coming weeks we may decide to reduce the size of our positions. The downside of this strategy is that it could cause us to miss the opportunity for substantial further gains, but we believe that our first responsibility is to attempt to protect our clients' capital.

As always, if you have any questions, please do not hesitate to call.

Sincerely,


Bruce Cleland
President & CEO

Note: Limited partners may increase their investment in the Fund with a minimum investment of $1,000; this $1,000 minimum will increase to $25,000 effective February 1, 2003.